Filed pursuant to Rule 424(b)(3)

Registration No. 333-175052

SENECA GLOBAL FUND, L.P.

SUPPLEMENT DATED OCTOBER 12, 2012

TO

THE PROSPECTUS AND DISCLOSURE DOCUMENT

DATED JUNE 1, 2012

This Supplement contains performance information for September 2012 for the Seneca Global Fund, L.P. It supplements the Fund’s Prospectus and Disclosure Document dated June 1, 2012. Prospective investors should review the contents of both this Supplement and the Prospectus carefully before deciding whether to invest in the Fund.

__________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT SUPPLEMENT.

Seneca Global Fund, L.P. A Units

Performance Update | September 2012

Performance (annualized for periods greater than 1 year)
	Month	YTD	1 Year	2 Year	3 Year	Since Inception (Dec 2008)
Seneca Global Fund A Units [1]	-3.11%	-9.99%	-20.30%	-7.89%	-4.01%	-6.10%
S&P 500 Total Return Index [2]	2.58%	16.44%	30.20%	14.76%	13.20%	15.69%
S&P GSCI© Total Return Index [3]	-1.42%	3.47%	12.74%	7.69%	6.52%	2.44%

It is not possible to invest directly in an index. Monthly returns for the life of the Fund on reverse.

Monthly Commentary	Trading Performance
September saw an increase in the scale of global central bank intervention in an attempt to prevent further deterioration of economic growth. The European Central Bank announced a plan to buy unlimited amounts of government bonds of distressed countries such as Spain, in exchange for their accepting austerity reforms. Meanwhile in the US, the Fed announced "QE3", a third round of quantitative easing, involving the purchase of $40B of agency-backed mortgages each month for an indefinite period of time. In response, equities rallied worldwide, as did the euro, gold and industrial metals. There was a corresponding sell-off in perceived safe haven assets such as US bonds and the US dollar.

The main impact of September's macroeconomic policy announcements was to hurt the Fund's long bond positions. As the equity markets rose, the Fund added to its long positions, although this did not happen quickly enough to benefit from the equity rally. In the agricultural markets, grain prices corrected after their recent run-up, hurting the Fund's long positions, after reports that the US drought had not damaged crop yields as much as expected. Overall, the Fund finished the month with a loss.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Fund performance is net of all fees and expenses. Series A Units commenced trading on December 1, 2008. Series A Units redeemed prior to the first anniversary of the subscription date will be subject to a redemption fee. Limited Partners will not be required to pay any redemption fees on Series A Units if such Limited Partners are subject to a mandatory redemption of their Units within the first year of purchase.

The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund's prospectus. This must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. A Units	Performance Update | September 2012

Series A Performance Since Inception
	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008												4.31%	4.31%
2009	0.37%	0.57%	-4.55%	-4.18%	-2.77%	-10.02%	-1.91%	4.37%	3.01%	-5.76%	9.26%	-6.37%	-17.87%
2010	-3.61%	2.44%	4.06%	1.82%	-4.01%	0.80%	-1.98%	7.90%	0.98%	3.95%	-5.05%	5.70%	12.77%
2011	-1.83%	2.81%	-1.56%	4.96%	-7.89%	-3.59%	5.11%	0.20%	4.62%	-8.92%	-3.51%	0.75%	-9.64%
2012	-0.72%	2.23%	-4.63%	0.54%	3.76%	-9.42%	5.28%	-3.54%	-3.11%				-9.99%

Fund performance is net of all fees and expenses.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the confidential offering memorandum for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets. 3. The S&P GSCI© Total Return Index is a composite index of commodity sector returns which represents a broadly diversified, unleveraged, long-only position in commodity futures.

Series A Units commenced trading on December 1, 2008. Series A Units redeemed prior to the first anniversary of the subscription date will be subject to a Redemption Fee equal to the product of (i) 2.00% of the subscription price for such Series A Units on the subscription date, divided by twelve, and (ii) the number of months remaining before the first anniversary of the subscription date. Limited Partners will not be required to pay any Redemption Fees on Series A Units if such Limited Partners are subject to a mandatory redemption of their Units within the first year of purchase.

The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund's prospectus. This must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. B Units

Performance Update | September 2012

Performance (annualized for periods greater than 1 year)
	Month	YTD	1 Year	2 Year	3 Year	Since Inception (Nov 2008)
Seneca Global Fund B Units [1]	-2.98%	-8.92%	-19.04%	-6.39%	-2.47%	-3.07%
S&P 500 Total Return Index [2]	2.58%	16.44%	30.20%	14.76%	13.20%	13.16%
S&P GSCI© Total Return Index [3]	-1.42%	3.47%	12.74%	7.69%	6.52%	-1.73%

It is not possible to invest directly in an index. Monthly returns for the life of the Fund on reverse.

Monthly Commentary	Trading Performance
September saw an increase in the scale of global central bank intervention in an attempt to prevent further deterioration of economic growth. The European Central Bank announced a plan to buy unlimited amounts of government bonds of distressed countries such as Spain, in exchange for their accepting austerity reforms. Meanwhile in the US, the Fed announced "QE3", a third round of quantitative easing, involving the purchase of $40B of agency-backed mortgages each month for an indefinite period of time. In response, equities rallied worldwide, as did the euro, gold and industrial metals. There was a corresponding sell-off in perceived safe haven assets such as US bonds and the US dollar.

The main impact of September's macroeconomic policy announcements was to hurt the Fund's long bond positions. As the equity markets rose, the Fund added to its long positions, although this did not happen quickly enough to benefit from the equity rally. In the agricultural markets, grain prices corrected after their recent run-up, hurting the Fund's long positions, after reports that the US drought had not damaged crop yields as much as expected. Overall, the Fund finished the month with a loss.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Fund performance is net of all fees and expenses. Series B Units commenced trading on November 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P.| 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. B Units	Performance Update | September 2012

Series B Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008											6.04%	4.42%	10.72%
2009	0.47%	0.67%	-4.40%	-4.05%	-2.65%	-9.90%	-1.78%	4.50%	3.15%	-5.63%	9.41%	-6.25%	-16.61%
2010	-3.49%	2.57%	4.19%	1.95%	-3.88%	0.93%	-1.86%	8.04%	1.11%	4.08%	-4.92%	5.83%	14.55%
2011	-1.70%	2.95%	-1.43%	5.10%	-7.77%	-3.44%	5.25%	0.35%	4.78%	-8.80%	-3.38%	0.88%	-8.15%
2012	-0.59%	2.36%	-4.50%	0.67%	3.90%	-9.29%	5.42%	-3.42%	-2.98%				-8.92%
Fund performance is net of all fees and expenses.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the confidential offering memorandum for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets. 3. The S&P GSCI© Total Return Index is a composite index of commodity sector returns which represents a broadly diversified, unleveraged, long-only position in commodity futures.

Series B Units commenced trading on November 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund's prospectus. This must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. I Units
Performance Update | September 2012

Performance (annualized for periods greater than 1 year)
	Month	YTD	1 Year	2 Year	3 Year	Since Inception (Sept 2008)
Seneca Global Fund I Units [1]	-2.93%	-8.52%	-18.56%	-5.85%	-1.90%	0.71%
S&P 500 Total Return Index [2]	2.58%	16.44%	30.20%	14.76%	13.20%	5.20%
S&P GSCI© Total Return Index [3]	-1.42%	3.47%	12.74%	7.69%	6.52%	-12.23%

It is not possible to invest directly in an index. Monthly returns for the life of the Fund on reverse.

Monthly Commentary	Trading Performance
September saw an increase in the scale of global central bank intervention in an attempt to prevent further deterioration of economic growth. The European Central Bank announced a plan to buy unlimited amounts of government bonds of distressed countries such as Spain, in exchange for their accepting austerity reforms. Meanwhile in the US, the Fed announced "QE3", a third round of quantitative easing, involving the purchase of $40B of agency-backed mortgages each month for an indefinite period of time. In response, equities rallied worldwide, as did the euro, gold and industrial metals. There was a corresponding sell-off in perceived safe haven assets such as US bonds and the US dollar.

The main impact of September's macroeconomic policy announcements was to hurt the Fund's long bond positions. As the equity markets rose, the Fund added to its long positions, although this did not happen quickly enough to benefit from the equity rally. In the agricultural markets, grain prices corrected after their recent run-up, hurting the Fund's long positions, after reports that the US drought had not damaged crop yields as much as expected. Overall, the Fund finished the month with a loss.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Fund performance is net of all fees and expenses. Series I Units commenced trading on September 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund's prospectus. This must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. I Units	Performance Update | September 2012

Series I Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008									3.88%	9.32%	6.08%	4.46%	25.83%
2009	0.51%	0.71%	-4.23%	-4.00%	-2.60%	-9.86%	-1.73%	4.55%	3.20%	-5.59%	9.46%	-6.20%	-16.01%
2010	-3.44%	2.63%	4.24%	2.01%	-3.83%	0.98%	-1.81%	8.09%	1.16%	4.13%	-4.87%	5.89%	15.25%
2011	-1.65%	3.00%	-1.38%	5.15%	-7.72%	-3.37%	5.30%	0.39%	4.81%	-8.75%	-3.33%	0.93%	-7.62%
2012	-0.54%	2.41%	-4.45%	0.73%	3.95%	-9.25%	5.47%	-3.37%	-2.93%				-8.52%

Fund performance is net of all fees and expenses.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

These performance graphs and data are for illustration and discussion purposes only. 1. Performance is shown net of all fees and expenses. Please see the confidential offering memorandum for complete information regarding fees and expenses. 2. The S&P 500 Total Return Index is unmanaged and is generally representative of certain portions of the US equity markets. 3. The S&P GSCI© Total Return Index is a composite index of commodity sector returns which represents a broadly diversified, unleveraged, long-only position in commodity futures.

Series I Units commenced trading on September 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund's prospectus. This must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com